Exhibit (e)(14)
MERIDIAN GOLD COMPANY
SUPPLEMENTAL RETIREMENT PLAN — PART B
Amended and Restated Effective October 14, 2006

MERIDIAN GOLD COMPANY
SUPPLEMENTAL RETIREMENT PLAN — PART B
Article I
The Plan
     1.1 Establishment of the Plan. Meridian Gold Company (the “Company”) hereby establishes a supplemental retirement plan, to be known as the “Meridian Gold Company Supplemental Retirement Plan — Part B,” for the benefit of certain Employees of the Company and its Affiliates (“Plan B”). The predecessor to Plan B, known as the “Meridian Gold Company Supplemental Retirement Plan” (the “Predecessor Plan”), was amended and restated effective as of January 1, 2005 as two separate plans: Plan B and the “Meridian Gold Company Supplemental Retirement Plan — Part A” (“Plan A”).
     1.2 Applicability of Plan. The provisions of Plan B are applicable only to eligible Employees who are in the employment of the Company or its Affiliates as of January 1, 2005, or thereafter, and who meet the eligibility requirements set forth in Section 3.1 as of January 1, 2005, or thereafter.
     1.3 Purpose of Plan A and Plan B. The purpose of Plan A and Plan B is to enable Members to receive the retirement benefits to which such Members would be entitled under the Meridian Gold Company Employees Retirement Plan but for the limitations of Code sections 401(a)(17) and 415. Plan B was adopted, effective as of January 1, 2005, to conform the Predecessor Plan to the requirements of Code section 409A with respect to amounts deferred on or after January 1, 2005. Plan A was adopted, effective January 1, 2005, to “grandfather” all compensation deferred under the Predecessor Plan prior to January 1,2005.
     1.4 Nonqualified Plan under Code Section 409A. Plan B is intended to be an unfunded deferred compensation plan for a select group of highly compensated Employees and is not intended to be a qualified plan under Code section 401 (a). Plan B is intended to meet the requirements of Code Section 409A(a)(2)-(4) and shall be administered and interpreted in a manner consistent with that intent. All benefits payable under Plan B shall be paid from the general assets of the Company, and Members and Beneficiaries shall not have any greater rights to such assets than other general creditors of the Company; provided, however, that if a Change in Control of Meridian Gold, Inc. (as defined in section 7.9) occurs, then the provisions of Section 7.9 shall apply with respect to the benefits payable under Plan B.
Article II
Definitions
     2.1 Definitions. Whenever used in Plan B, the following terms shall have the meanings set forth below unless otherwise expressly provided, and when the defined meaning is intended the term is capitalized. If a capitalized term is not defined below, it shall have the meaning set forth in the Qualified Plan.
          (a) “Actuarial Equivalent” means the actuarial equivalent value of an applicable form of benefit distribution, subject to the actuarial assumptions set forth in the Qualified Plan.
          (b) “Affiliate” has the meaning assigned to that term by Rule 405 of Regulation C adopted under the Securities Act of 1933.
          (c) “Beneficiary” means the person or persons, natural or otherwise, so designated in writing by the Member on a form provided for this purpose, or the Member’s estate if no such written designation is made.
          (d) “Cause” means any of the following: (1) repeated refusal to obey written directions of the Board of Directors of the Company or a superior officer (so long as such directions do not involve illegal or immoral acts); (2) acts of substance abuse which are materially injurious to the Company or its Affiliates; (3) fraud or dishonesty that is materially injurious to the Company or its Affiliates; (4) commission of a criminal offense involving money or other property of the Company or its Affiliates (excluding any traffic violations or similar violations); or (5) commission of a criminal offense that constitutes a felony in the jurisdiction in which the offense is committed.
          (e) “Code” means the Internal Revenue Code of 1986, as it may be amended from time to time.
          (f) “Earliest Distribution Date” means: (l) in the case of a Member who is a Specified Employee, the earliest of (A) the date that is six months after the Member’s Separation from Service, (B) the date the Participant becomes “disabled,” within the meaning of Section 409A(a)(2)(C), or (C) the occurrence of a Qualifying Change in Control; or (2) in the case of a Member who is not a Specified Employee, the earliest of (A) the date of the Member’s Separation from Service, (B) the date the Member becomes “disabled,” within the meaning of Section 409A(a)(2)(C), or (C) the occurrence of a Qualifying Change in Control.
          (g) “Employee” means any person who is employed by the Company or its Affiliates.
          (h) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
          (i) “Member” means a Participant in Plan B or a former Participant in Plan B who has a vested right to a supplemental retirement benefit under Plan B.

          (j) “Participant” means any Employee who has met the eligibility requirements of Plan B as set forth in Section 3.1.
          (k) “Plan A” means the Meridian Gold Company Supplemental Retirement Plan — Part A, as amended from time to time.
          (1) “Plan Administrator” means the Company, except to the extent that such responsibility has been allocated or delegated in or pursuant to any other provision of this Plan B or by action of the Board of Directors of the Company.
          (m) “Plan B” means this Meridian Gold Company Supplemental Retirement Plan — Part B, as amended from time to time.
          (n) “Predecessor Plan” means the Meridian Gold Company Supplemental Retirement Plan, as in effect on October 3, 2004.
          (o) “Qualified Plan” means the Meridian Gold Company Employees Retirement Plan, as amended from time to time.
          (p) “Qualifying Change in Control” shall mean, with respect to a Member, a “change in control event” within the meaning of Proposed Treasury Regulations section 1.409A-3(g)(5), or similar event as determined under superseding guidance promulgated by the Treasury Department under Code section 409A(a)(2)(A)(5).
          (q) “Separation from Service” means (1) a Member’s retirement or other termination of employment with the Company and its Affiliates (other than by reason of the Member’s death), provided that such termination constitutes a “separation from service” within the meaning of Code section 409A(a)(2)(A)(i); or (2) the date that such a separation from service first occurs (other than by death) following the Member’s termination of employment.
          (r) “Service Recipient” means, with respect to a Member, each of the Company and its Affiliates that employed the Member at any time that he was a Participant and (except as otherwise provided under Code section 409(d)(6)) all persons with which such employer would be considered a single employer under Code section 414(b) or (c).
          (s) “Specified Employee” means a key employee, as defined in Code section 416(i) without regard to section 416(i)(5), of a Service Recipient any stock of which is publicly traded on an established securities market or otherwise. The determination as to whether a Member is a key employee shall be made in accordance with Proposed Treasury Regulations section 1.409A-l (i) or superseding guidance.
     2.2 Gender and Number. Unless the context clearly requires otherwise, the masculine pronoun whenever used shall include the feminine and the neuter pronoun, and the singular shall include the plural.

Article III
Participation
     3.1 Participation. An Employee shall become a Participant in Plan B as of the first day on which he meets all of the following requirements:
          (a) he is a participant in the Qualified Plan;
          (b) his earnings exceed the annual compensation limit under Code section 401(a)(17); and
          (c) he is designated by the Board of Directors of the Company as eligible to participate in Plan B.
Any participant in the Predecessor Plan on December 31, 2004 who is an Employee on January 1,2005 shall become a Participant in Plan B as of January 1,2005.
     3.2 Duration of Participation. A Participant shall continue to be a Participant until the Participant terminates employment with the Company and its Affiliates; thereafter, the Participant shall be a Member for as long as the Participant has a vested right to a supplemental retirement benefit under Plan B.
Article IV
Supplemental Retirement Benefit
     4.1 Supplemental Retirement Benefit under Plan B. A Member’s supplemental retirement benefit under Plan B is the excess of:
          (a) the Actuarial Equivalent of his Accrued Benefit calculated under the Qualified Plan, without taking into consideration the limitations imposed by Code sections 401(a)(17) and 415, over
          (b) the sum of (i) the Actuarial Equivalent of his Accrued Benefit calculated under the Qualified Plan taking into consideration the limitations imposed by Code sections 401(a)(17) and 415, and (ii) the Actuarial Equivalent of his supplemental retirement benefit under Plan A.
     4.2 Forfeiture of Supplemental Retirement Benefit under Plan B. If a Participant is dismissed from employment with the Company and its Affiliates for Cause (as defined in Section 2.1(d)) at any time, he will forfeit all rights to receive any supplemental retirement benefit under Plan B.
     4.3 Date of Benefit Calculation. The supplemental retirement benefit under Plan B shall be calculated as of the Member’s Earliest Distribution Date, making appropriate adjustment for benefits paid under the Qualified Plan or under Plan A prior to such date.
     4.4 Vesting of Benefits under Plan B. Each Member shall be vested in such Member’s supplemental retirement benefit under this Plan B as of the earliest of:
          (a) five years from the date on which the Employee was hired;
          (b) the date on which a Change in Control occurs, as defined in Section 7.9;
          (c) the date on which he is dismissed without Cause from employment with the Company and its Affiliates, but only to the extent he is vested in his Accrued Benefit under the Qualified Plan; or
          (d) his death while employed by the Company or its Affiliates, but only to the extent that his Beneficiary is entitled to a benefit under Section 5.1.
     4.5 Form and Timing of Benefit Payments. Benefit payments under this Article IV shall commence on the Member’s Earliest Distribution Date. All benefits shall be paid in the form of a single lump sum payment that is the Actuarial Equivalent of the benefit accrued under this Article IV. If a Member dies before his Earliest Distribution Date, no supplemental retirement benefit shall be paid with respect to such Member except to the extent provided under Section 5.1. If a Member dies on or after his Earliest Distribution Date but before payment of his supplemental retirement benefit under this Plan B, then the entire supplemental retirement benefit of such Member under this Plan B shall be paid in a single lump sum payment to the Member’s Beneficiary as soon as administratively practicable following the date of the Member’s death, and not later than the last day of the calendar year of death or, if later, the 15th day of the third calendar month beginning after the Member’s death.
     4.6 Accelerated Payment of Benefits Taxed under Code Section 409A. Notwithstanding any other provision of Plan B, to the extent permitted under Proposed Treasury Regulations section 1.409A-3(h)(2)(vi) and superseding guidance, if any portion of a Member’s accrued benefit is required to be included in income as a result of the failure of a nonqualified deferred compensation arrangement to comply with the requirements of Code section 409A and the regulations promulgated thereunder, such portion shall be paid in a lump sum to the Member as soon as administratively practicable.
Article V
Death Benefit
     5.1 Amount of Benefits. If a Member dies before his Earliest Distribution Date and after he is fully vested under the Qualified Plan, the Member’s Beneficiary shall be entitled to a benefit under this Article V. The Beneficiary will receive a single lump sum payment equal to excess of:
          (a) the Actuarial Equivalent of the Member’s Accrued Benefit calculated under the Qualified Plan, without taking into consideration the limitations imposed by Code sections 401(a)(17) and 415, over
          (b) the sum of (i) the Actuarial Equivalent of his Accrued Benefit calculated under the Qualified Plan talking into consideration the limitations imposed by Code sections 401(a)(17) and 415, and (ii) the Actuarial Equivalent of his supplemental retirement benefit accrued under Section 4.1 of Plan A.
The Member’s Accrued Benefit under the Qualified Plan and supplemental retirement benefit accrued under Section 4.1 of Plan A shall be determined as of the earlier of the Member’s Annuity Starting Date and date of his death, without regard to the actual benefits payable to under the Qualified Plan or Plan A as a result of the Member’s death.
     5.2 Commencement of Benefits. The Beneficiary’s benefit will be payable as a single lump sum in the same manner as described in Section 4.5 as soon as administratively practicable following the date of the Member’s death, and not later than the last day of the calendar year of death or, if later, the 15th day of the third calendar month beginning after the Member’s death.
     5.3 Applicability of Article V. The foregoing provisions of this Article V shall apply in the case of any Member who dies on or after October 14, 2006. The death benefits payable in respect of any Member who died before October 14, 2006 shall be determined under Article V of Plan B as in effect on the date of the Member’s death.
Article VI
ADMINISTRATION
     6.1 Plan Administrator. The Company shall be the Plan Administrator, responsible for the operation and administration of Plan B and for carrying out the provisions of Plan B, except to the extent that such responsibility has been allocated or delegated in or pursuant to any other provision of this Plan B or by action of the Board of Directors of the Company.
     6.2 Plan Administrator’s Duties. In administering Plan B, the Plan Administrator shall have powers, rights and duties similar to and consistent with the plan administrator’s duties set forth in the Qualified Plan.
     6.3 Manner of Action. The Plan Administrator may act in any manner permitted of the plan administrator under the Qualified Plan.

     6.4 Records. All resolutions, proceedings, acts, and determinations of the Plan Administrator shall be recorded, and all such records, together with such documents and instruments as may be necessary for the administration of Plan B, shall be preserved. All other Plan records shall be maintained by the Plan Administrator and shall accurately disclose the accrued benefit of each Member.
     6.5 Information Required for Plan Administrator. The Company shall furnish the Plan Administrator with such data and information as the Plan Administrator considers necessary or desirable to perform its duties with respect to plan administration. The records of the Company as to an Employee’s or Participant’s period or periods of employment, termination of employment and the reason therefor, leaves of absence, reemployment, and compensation will be conclusive on all persons. Members and other persons entitled to benefits under Plan B shall furnish the Plan Administrator with such evidence, data or information as the Plan Administrator considers necessary or desirable for the Plan Administrator to perform his duties with respect to plan administration.
     6.6 Decision of Plan Administrator Final. Subject to applicable law and Section 6.7, any interpretation of the provisions of Plan B and any decision on any matter within the discretion of the Plan Administrator made by the Plan Administrator in good faith shall be binding on all persons. A misstatement or other mistake of fact shall be corrected when it becomes known, and the Plan Administrator shall make such adjustment on account of such error as the Plan Administrator considers equitable and practicable.
     6.7 Claims Procedure. The Company shall maintain a reasonable procedure for the filing of claims (requests for benefits) by a Member consistent with the procedure established under the Qualified Plan.
     6.8 Plan Administrator’s Expenses. All costs, charges and expenses reasonably incurred by the Plan Administrator will be paid by the Company.
     6.9. Interested Plan Administrator. No Member who has been delegated responsibility as Plan Administrator or serves on a committee responsible for plan administration may decide or determine any matter or question concerning his specific benefits unless such decision or determination could be made by him under Plan B if he had not been delegated such responsibility or served on such committee.
     6.10 Indemnification. To the extent permitted by law, no person (including the Company, a trustee, any present or former member of a committee responsible for plan administration, and any present or former director, officer or employee of the Company) shall be personally liable for any act done or omitted to be done in good faith in the administration of Plan B. To the extent permitted by law, each present or former director, officer or employee of the Company to whom the Plan Administrator or the Company has delegated any portion of its responsibilities under Plan B shall be indemnified and saved harmless by the Company (to the extent not indemnified or saved harmless under any liability insurance or other indemnification arrangement with respect to Plan B) from and against any and all claims of liability to which they are subjected by reason of any act done or omitted to be done in good faith in connection with the administration of Plan B, including all expenses reasonably incurred in their defense if the Company fails to provide such defense.
     6.11 No Enlargement of Employee Rights. Nothing contained in Plan B shall be deemed to give any Employee the right to be retained in the service of the Company or its Affiliates or to interfere with the right of the Company or its Affiliates to discharge or retire any Employee at any time.
     6.12 Notice of Address and Missing Persons. Each person entitled to benefits under Plan B must file with the Plan Administrator, in writing, his post office address and each change of post office address. Any communication, statement, or notice addressed to such a person at his latest reported post office address will be binding upon him for all purposes of Plan B and neither the Plan Administrator nor the Company shall be obliged to search for or ascertain his whereabouts. In the event that such person cannot be located, the Plan Administrator may direct that payment of such benefit with respect to such person shall be discontinued and all liability for the payment thereof shall terminate; provided, however, that in the event of the subsequent reappearance of the Member or Beneficiary prior to termination of Plan B, the benefits shall be paid in accordance with Articles IV and V.
Article VII
Miscellaneous
     7.1 Amendment and Termination. The Company reserves the right to alter, amend, modify, revoke, or terminate Plan B, provided that such action does not cause any amount to be included in the gross income of any Member under section 409A(a)(l) of the Code. No amendment shall decrease the supplemental retirement benefit of a Member to the extent that such supplemental retirement benefit has accrued as of the date of the amendment. While the Company contemplates carrying out the provisions of Plan B indefinitely, the company shall not be under any obligation or liability whatsoever to maintain Plan B for any particular period of time. The Company expressly reserves discretion to terminate Plan B and distribute all benefits in the event of a Qualifying Change in Control, or as otherwise permitted under section 409A of the Code.
     7.2 Incompetency. Every person receiving or claiming benefits under Plan B shall be conclusively presumed to be mentally competent and of age until the Plan Administrator receives written notice, in a form and manner acceptable to it, that such person is incompetent or a minor, and that a guardian, conservator, or other person legally vested with the care of such person’s estate has been appointed. In the event that the Plan Administrator finds that any person to whom a benefit is payable under Plan B is unable to properly care for such person’s affairs, or is a minor, then any payment due (unless a prior claim therefor shall have been made by a duly appointed legal representative) may be paid to the spouse, a child, a parent, a brother, or a sister, or to any person deemed by the Plan Administrator to have incurred expense for such person otherwise entitled to payment.
     In the event a guardian or conservator of the estate of any person receiving or claiming benefits under Plan B shall be appointed by a court of competent jurisdiction, payments shall be made to such guardian or conservator, provided that proper proof of appointment if furnished in a form and manner suitable to the Plan Administrator.
     To the extent permitted by law, any payment made under the provision of this Section 7.2 shall be a complete discharge of liability under Plan B.
     7.3 Nonalienation. No benefit under Plan B shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, until such payment has been actually received by the person entitled to it Any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge, or otherwise dispose of the same shall be void.
     Further, not benefit under Plan B shall, in any manner, be liable for or subject to the debts, contracts, liabilities, engagements, or torts of the person entitled to such benefit; provided, however, that the Company may apply part of a benefit otherwise payable to a payee toward such payee’s indebtedness to the Company if such part is less than ten percent of the benefit otherwise payable.
     7.4 Applicable Law. To the extent not preempted by ERISA, Plan B shall be governed by, and administered and construed according to, the laws of the State of Nevada and of the United States of America.
     7.5 Severability. If a provision of this Plan B shall be held illegal or invalid, the illegality or invalidity shall not affect the remaining parts of Plan B and Plan B shall be construed and enforced as if the illegal or invalid provision had not been included in this Plan B.
     7.6 Notice. Any notice or filing required or permitted to be given to the Company under Plan B shall be sufficient if in writing and hand delivered, or sent by registered or certified mail to the Corporate Secretary of the Company. Notice to the Corporate Secretary of the Company, if mailed, shall be addressed to the principal executive offices of the Company. Notice mailed to a Member shall be at such address as is given in the records of the Company. Notices shall be deemed given as of the date of delivery, or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.
     7.7 Costs of the Plan. All costs of implementing and administering Plan B shall be borne by the Company.

     7.8 Successors. All obligations of the Company under Plan B shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
     7.9 Source of Payments. This Plan B is unfunded, and the Company will make plan benefit payments solely on a current disbursement basis, except as otherwise provided in this Section 7.9, If a Change in Control of Meridian Gold, Inc. (which is the parent of the Company and which is referred to in this Section 7.9 as the “Parent”) occurs, then the Company shall, within thirty days after the occurrence of the Change in Control, establish a trust in the form of the Trust Agreement Under the Meridian Gold Company Supplemental Retirement Plan attached to this Plan B, and transfer to such trust an amount of cash equal to the Actuarial Equivalent of the Participants’ supplemental retirement benefits under this Plan B, as determined by the actuary for the Qualified Plan. The Company shall thereafter contribute to the trust on an annual basis such additional amounts, if any, determined by the actuary for the Qualified Plan to be necessary to keep the amount held in the trust equal to the Actuarial Equivalent of the Participants’ supplemental retirement benefits under this Plan B. Such annual payments to the trust shall cease when the Participants’ supplemental retirement benefits under this Plan B have been fully paid. The Company may, in its sole discretion, establish and contribute to such a trust prior to the occurrence of a Change in Control. Notwithstanding the foregoing provisions of this Section 7.9, the Company shall make no transfer or contribution to any trust if such action would cause any Member or Beneficiary to be treated as receiving a transfer of property for purposes of Code section 83 by virtue of Code section 409A(b).
     For purposes of this Section 7.9, a Change in Control of the Parent shall mean any of the following: (a) a sale, transfer, or other disposition of all or substantially all of the property or assets of the Parent, other than to an Affiliate of the Parent; (b) a merger or consolidation of the Parent other than with an Affiliate of the Parent; or (c) any change in the holding, direct or indirect of shares in the capital of the Parent as a result of which a person, or a group of persons acting jointly or in concert, or persons associated or affiliated with any such person or group within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 (Federal) are in a position to exercise effective control of the Parent, provided that for the purposes of this Plan B a person or group of persons holding shares and/or other securities in excess of the number which, directly or following conversion thereof, would entitle the holders thereof to cast more than 30% of the votes attaching to all shares in the capital of the Parent which may be cast to elect directors of the Parent shall be deemed to be in a position to exercise effective control of the Parent, and further provided that at the time of such acquisition, no other person or group of persons shall hold securities entitled to more than 30% of such votes.
     7.10 Counterparts. This Plan B has been established by the Company and may be executed in any number of counterparts, each of which shall be considered as the original, and no requirements to produce another counterpart shall exist.

     7.11 Withholding Taxes. The Company and its Affiliates may withhold from a Member’s compensation and from any payment under this Plan B any taxes required to be withheld with respect to contributions or benefits under this Plan B. To the extent permitted under Proposed Treasury Regulations section 1.409A-3(h)(2)(v) and superseding guidance under Code section 409A(a)(3), a Member’s benefits under Plan B shall be distributed to pay the required tax withholding (and the Member’s remaining benefits actuarially reduced accordingly), to the extent that the Member’s share of Federal Insurance Contributions Act (“FICA”) taxes on such benefits, and FICA taxes and income tax withholding on the amount of such distribution, is not funded by withholding under the preceding sentence.

Meridian Gold Company
Attest:

By:	By:	B.J. Kennedy, Trustee

Title:	Title:

Attest by: Peter C. Dougherty, Trustee
Edward C. Dowling, CEO Designate
Darrin L. Rohr, Trustee